Exhibit 99.1

China Biologic Products Reports Record Fiscal Year 2007 Results

  Net income before minority interest increased 98.6% year-over-year to $10.2 million

Taian City, Shandong Province, PRC – March 31, 2008 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic," or "the Company"), one of the leading plasma-based pharmaceutical companies in the People's Republic of China ("PRC"), today reported record financial results for the fiscal year ended December 31, 2007.

Full Year 2007 Highlights

-- Revenues increased 45.7% year-over-year to a record $32.4 million

-- Gross profit increased 77.8% to $22.5 million over 2006, representing gross margin of 69.3%

-- Operating income increased 106.3%, from 2006 to $12.8 million, representing operating margin of 39.4%

-- Net income before minority interest was up 98.6% year-over-year to $10.2 million

-- Net income after minority interest was up 114.3% year-over-year to $8.2 million, or $0.37 per diluted share

"Despite a shortage of plasma supply that drove the prices of our products significantly higher during the last year, we continued to see strong demand for our plasma based products due in large part to the increased purchasing power and health consciousness of Chinese consumers," said Mr. Stanley Wong, CEO of China Biologic Products, Inc. "We were able to secure our supply of plasma through the additional acquisition of certain assets of two plasma collection stations in Guangxi Province in 2007. In addition, we adjusted our production plans and strengthened our R&D capability to maximize our profit margins."

Full Year 2007 Results

Revenues increased 45.7% to $32.4 million during the fiscal year ended December 31, 2007, compared to revenues of $22.2 million for the fiscal year ended December 31, 2006. The increase in revenues is primarily attributable to a general increase in the price of plasma based products, which was partially offset by a decrease in sales volumes for two of the Company's products.

During fiscal year 2007, management implemented a strategy to reduce the Company's dependency on the sales of human albumin. As a result, sales volumes for human hepatitis B immunoglobulin and human rabies immunoglobulin products increased by 44.2% and 82.4%, respectively, while the sales volume for approved human albumin and human immunoglobulin for intravenous injection decreased by 2.1% and 16.4%, respectively, for the fiscal year ended December 31 2007, as compared to the same period in 2006. All of the Company's approved products recorded price increases ranging from 7.8% to 294.1%.

Among the factors that contributed to the growth in revenue, foreign exchange translation accounted for 6.8% of the increase.

According to an SFDA spokeswoman, Ms. Yan Jiang Ying, in a September 2007 press conference, there is a critical shortage in the market supply of human albumin due to the shortage of plasma raw materials. According to Ms. Yan, the overall market supply of human albumin was 117, 127 and 48 metric tons during 2005, 2006 and the first eight months of 2007, respectively. The Company's sales of human albumin products for 2005, 2006 and 2007 were 4.2, 6.0 and 5.9 metric tons, respectively, which the management believes, in light of the SFDA supply data, represents a steady increase in its market share for the periods 2005, 2006 and 2007 from 3.6%, to 4.7% and to 8.2%, respectively.

The Company's revenue from operations decreased during the fourth quarter of 2007 largely due to the Company's suspension of its production for 70 days at the beginning of the fourth quarter of 2007 for annual maintenance and due to the delay in the PRC governmental approval process for plasma based products during the period. The Company's annual maintenance had occurred during the third quarter in previous years but was postponed to the fourth quarter and the period was extended so as to coincide with the building of the Company's new production line and the upgrading of the Company's production technology. As a result, the Company's raw materials and work-in-process, as of December 31, 2007, increased by $2.9 million to $7.9 million, from $5.0 million, as of December 31, 2006. In addition, the approval process for plasma based products was prolonged during the fourth quarter of 2007 as the PRC government further tightened its blood inspection process. Due to this delayed approval process, the Company's inventory was increased but the finished goods available for sale was reduced, resulting in lower revenue in the fourth quarter of 2007, as compared to same period in 2006. Management expects that the interruption in production will only have a temporary impact on the Company's results of operation for fiscal year 2008.

Cost of sales increased 3.6%, from 2006 to $9.9 million. This increase was mainly due to a 4.8% increase in foreign exchange translation that offset an actual 1.2% reduction in cost of revenues. Cost of revenues as a percentage of sales was 30.7% for 2007, as compared to 43.2% in 2006. The decrease in cost of revenue as a percentage of sales is primarily due to the favorable selling price increase, as well as management's ability to maintain efficiencies in its production process.

Gross profit increased 77.8% from 2006 to $22.5 million, representing gross margin of 69.3%.

Operating expenses increased by $3.3 million, or 50.5%, from 2006 to $9.7 million for the fiscal year ended December 31, 2007. The increase was primarily attributable to increased selling expenses during the 2007 period.

Selling expenses for 2007 increased to $4.4 million, which is primarily due to management's marketing strategy to reduce the Company's dependency on sales of human albumin and to promote other products. The Company aggressively launched marketing efforts by holding more conferences in conjunction with its distributors in most major cities, at an additional cost of approximately $1.4 million for the fiscal year 2007. In connection with these marketing efforts, its sales force also incurred additional entertainment and traveling expenses of approximately $0.2 million. Moreover, the increase was also due to the award of sales bonuses of $0.6 million to employees for their outstanding achievement in achieving revenue goals.

General and administrative expenses increased by $0.6 million to $4.7 million in 2007, which was primarily attributable to the increase of wages and personnel related expenses, as the Company added new administrative employees to accommodate for its revenue growth. Research and development expenses for 2007 were $0.6 million, a slight increase of 2.4% from 2006.

The provision for income taxes increased 176.6% year over year to $2.1 million for the year ended December 31, 2007 with an effective tax rate of 16.9%.

Net income before minority interest in 2007 increased 98.6% year-over-year to $10.2 million, due directly to an increase in the demand for the Company's products as well as its ability to control costs.

Financial Condition

The Company financed its operations primarily through cash flows from operations, short-term bank loans, as well as equity contributions by its shareholders. As of December 31, 2007, it had approximately $5.0 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities was $12.3 million for 2007. The decrease in accounts receivable provided $3.4 million in net cash, as the Company was able to shorten the payment terms to customers, and was offset by the increase in inventory.

Net cash used for investing activities for 2007 was $8.8 million due to the additional capital expenditures in plant and equipment for production and plasma collecting operations to support continued strong growth.

Net cash used by financing activities for 2007 totaled $3.1 million, as compared to $4.1 million provided by financing activities in the same period of 2006. The decrease of the cash provided by financing activities was mainly attributable to repayments of both short-term and long-term loans of $3.3 and $0.7 million, respectively.

Business Outlook

In recent years, the biopharmaceutical industry and the plasma-based product market have outperformed the pharmaceutical industry. China's plasma-based products market remains underserved with limited availability of products, offering substantial opportunities for China Biologic to grow its business.

The PRC government is limiting the number of companies in this industry and is not expected to issue new licenses in the foreseeable future. Furthermore, the import of foreign plasma based products is severely restricted, creating a relatively closed market for domestic suppliers. The overall effect of recent government regulatory reform has been to reduce competition and increase the barriers to entry, creating a favorable industry structure for China Biologic.

To achieve its objective to become a first-class biopharmaceutical enterprise in China, the Company has implemented the following strategies: (1) securing the supply of plasma; (2) acquiring competitors and/or other biologic related companies; (3) further strengthening its research and development capabilities; and (4) increasing its marketing and distribution network.

"We are very pleased to be operating in a more regulated market for plasma based products after recent reforms launched by the government," said Mr. Wong. "We are going to continue our efforts to achieve greater market share and improve our product mix."

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The Company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- FINANCIAL TABLES FOLLOW -

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

REVENUES	$32,398,669	$22,230,570

COST OF SALES	9,945,921	9,601,605

GROSS PROFIT	22,452,748	12,628,965

OPERATING EXPENSES
Selling expenses	4,434,721	1,783,302
General and administrative expenses	4,651,434	4,065,903
Research and development expenses	609,178	594,750
TOTAL OPERATING EXPENSES	9,695,333	6,443,955

INCOME FROM OPERATIONS	12,757,415	6,185,010

OTHER EXPENSES
Interest income	(47,731)	(6,613)
Interest expense	136,417	192,191
Other income	(63,637)	(30,430)
Other expense	486,528	158,689
TOTAL OTHER EXPENSES	511,577	313,837

INCOME BEFORE PROVISION FOR INCOME
TAXES AND MINORITY INTEREST	12,245,838	5,871,173

PROVISION FOR INCOME TAXES	2,074,560	750,095

NET INCOME BEFORE MINORITY INTEREST	10,171,278	5,121,078

LESS MINORITY INTEREST	1,991,902	1,304,241

NET INCOME	8,179,376	3,816,837

FOREIGN CURRENCY TRANSLATION GAIN	1,490,409	567,176

OTHER COMPREHENSIVE INCOME	$9,669,785	$4,384,013

BASIC EARNINGS PER SHARE
Weighted average number of shares	21,434,942	21,434,942
Earnings per share	$0.38	$0.18

DILUTED EARNINGS PER SHARE
Weighted average number of shares	21,861,014	21,434,942
Earnings per share	$0.37	$0.18

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

A S S E T S

	2007	2006

CURRENT ASSETS:
Cash	$5,010,033	$4,268,220
Accounts receivable, net of allowance for doubtful
accounts of $1,238,772
and $1,131,209 as of December 31, 2007 and
2006, respectively	316,869	3,775,387
Notes receivable	41,130	81,407
Other receivables	425,163	584,931
Other receivable- related party	290,307	-

Inventories	9,505,074	6,117,361
Prepayments and deferred expense	138,756	713,194
Total current assets	15,727,332	15,540,500

PLANT AND EQUIPMENT, net	15,434,124	7,437,768

OTHER ASSETS:
Prepayments-non-current	711,459	778,364
Long term prepayment – related party	516,456	-

Intangible assets, net	915,874	718,011
Total other assets	2,143,789	1,496,375

Total assets	$33,305,245	$24,474,643

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$2,677,587	$2,412,440
Short term loans - bank	685,500	2,564,000
Short term loan - shareholder	722,674	675,761
Other payables and accrued liabilities	1,200,068	1,874,973
Other payable - land use right	305,571	287,045
Dividend payable	506,626	476,597
Customer deposits	398,794	370,297
Taxes payable	384,788	138,203
Total current liabilities	6,881,608	8,799,316

LONG TERM LIABILITIES	-	641,000

Total liabilities	6,881,608	9,440,316

COMITMENTS AND CONTINGENCIES	142,120	-

MINORITY INTEREST	3,885,892	2,308,487

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000
shares authorized, 21,434,942
shares issued and outstanding at December 31,
2007 and 2006, respectively	2,143	2,143
Paid-in-capital	9,388,305	9,388,304
Statutory reserves	4,513,077	2,199,580
Retained earnings	5,883,306	17,427
Accumulated other comprehensive income	2,608,794	1,118,385
Total shareholders' equity	22,395,625	12,725,840

Total liabilities and shareholders' equity	$33,305,245	$24,474,643

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,179,376	$3,816,837
Adjustments to reconcile net income to cash
provided by operating activities:
Minority Interest	1,991,902	1,304,241
Depreciation	777,007	404,003
Amortization	91,965	42,479
Loss on disposal of equipment	245,042	-

Allowance for doubtful accounts	188,891	23,172
Change in operating assets and liabilities:
Accounts receivable	3,384,366	(1,483,514)
Notes receivable	44,109	(59,646)
Other receivables	192,440	(75,750)
Other receivables – related party	(278,809)	-

Inventories	(2,845,676)	(2,382,252)
Prepayments and deferred expenses	599,238	(283,586)
Accounts payable	93,800	1,502,760
Other payables and accrued liabilities	(773,185)	515,245
Other payables –land use right	(1,346)	-
Customer deposits	2,679	4,389
Taxes payable	227,604	(233,507)
Contingent liability	136,491	-
Net cash provided by operating activities	12,255,894	3,094,871

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(8,213,289)	(2,648,482)
Additions to intangible assets	(234,120)	(262,629)
Additions to non-current prepayment	116,151	(605,854)
Advances on building purchase to related party	(496,001)	-
Proceeds from equipment disposal	11,455	-

Net cash used in investing activities	(8,815,804)	(3,516,965)

CASH FLOWS FINANCING ACTIVITIES:

Restricted cash	-	1,860,000

Proceeds from stock issuance	-	3,752,100

Payments on notes payable	-	(1,883,550)
Proceeds from short term loan	1,316,700	2,511,400
Payments on short term loan	(3,291,750)	(1,541,034)
Payments on long term debt	(658,350)	(647,441)
Dividends paid to minority shareholders	(488,878)	-

Net cash (used in) provided by financing activities	(3,122,278)	4,051,475

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	424,001	31,463

INCREASE IN CASH	741,813	3,660,844

CASH, beginning of year	4,268,220	607,376

CASH, end of year	$5,010,033	$4,268,220

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